EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-132330, 333-141964, 333-146422 and 333-161236) and Forms S-8 (Nos. 333-137782, 333-144061 and 333-160256) of Chelsea Therapeutics International, Ltd. and Subsidiary and in the related Prospectuses of our reports dated March 10, 2010, with respect to the consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary, and the effectiveness of internal control over financial reporting of Chelsea Therapeutics International, Ltd. and Subsidiary, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/    Ernst & Young LLP

Charlotte, North Carolina

March 10, 2010